Exhibit 10.1
HEALTH CATALYST, INC.
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

The purpose of this Non-Employee Director Compensation Policy (the “Policy”) of Health Catalyst, Inc., a Delaware corporation (the “Company”), is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors who are not employees or officers of the Company or its subsidiaries (“Outside Directors”). This Policy will become effective as of the Annual Meeting of Stockholders of the Company in June, 2023 (the “Effective Date”). In furtherance of the purpose stated above, all Outside Directors shall be paid compensation for services provided to the Company as set forth below:

I.Equity Retainers

All grants of equity retainer awards to Outside Directors pursuant to this Policy will be automatic and nondiscretionary and will be made in accordance with the following provisions:

a.Value. For purposes of this Policy, “Value” means with respect to (i) any award of stock options the grant date fair value of the option (i.e., Black-Scholes Value) determined in accordance with the reasonable assumptions and methodologies employed by the Company for calculating the fair value of options under ASC 718; and (ii) any award of restricted stock and restricted stock units the product of (A) the average closing market price on the NASDAQ (or such other market on which the Company’s Common Stock is then principally listed) of one share of the Company’s Common Stock over the trailing 30-day period ending on the last day of the month immediately prior to the month of the grant date or if the Company’s Common Stock has been listed and traded for less than 30 days prior to the month of the grant date, then the average closing market price on the NASDAQ (or such other market on which the Company’s Common Stock is then principally listed) of one share of the Company’s Common Stock over the total trailing period ending on the day immediately prior to the grant date and (B) the aggregate number of shares pursuant to such award.
b.Revisions. Subject to approval from the Board of Directors, the Compensation Committee in its discretion may change and otherwise revise the terms of awards to be granted under this Policy, including, without limitation, the number of shares subject thereto, for awards of the same or different type granted on or after the date the Compensation Committee determines to make any such change or revision.
c.Sale Event Acceleration. In the event of a Sale Event (as defined in the Company’s 2019 Stock Option and Incentive Plan (the “2019 Plan”)), the equity retainer awards granted to Outside Directors pursuant to this Policy shall become 100% vested and exercisable.
d.Initial Grant. Upon initial election to the Board of Directors, each new Outside Director will receive an initial, one-time grant of restricted stock units (the “Initial Grant”) with a Value of $225,000 that vests in three equal annual installments over three years; provided, however, that all vesting ceases if the director resigns from our Board of Directors or otherwise ceases to serve as a director, unless the Board of Directors determines that the circumstances warrant continuation of vesting. This Initial Grant applies to Outside Directors who are first elected to the Board of Directors effective as of or subsequent to the Company’s initial public offering.
e.Annual Grant. On the date of the Company’s Annual Meeting of Stockholders, each Outside Director who will continue as a member of the Board of Directors following such Annual Meeting of Stockholders will receive a grant of restricted stock units on the date of such Annual Meeting (the “Annual Grant”) comprised of a total Value of the following grants applicable to such Outside Director that vest in full on (I) with respect to grants below under (i) and (ii), the earlier of (a) the one-year anniversary of the grant date or (b) the next Annual Meeting of Stockholders, and (II) with respect to grants below under (iii) and (iv), in an amount equal to 25% of the Value of such grants, rounded to the nearest whole share, on each of September 1, December 1, March 1 and June 1 following such grant; provided, however, that all vesting ceases if the director resigns from our Board of Directors or otherwise ceases to serve as a director, unless the Board of Directors determines that the circumstances warrant continuation of vesting.
i.Annual Equity Long-Term Incentive: $140,000

ii.Annual Retainer for Board Membership: $45,000 for general availability and participation in meetings and conference calls of our Board of Directors. No additional compensation for attending individual Board meetings.
iii.Additional Annual Retainers for Committee Membership:
Audit Committee Chairperson: $22,500
Audit Committee member: $10,000
Compensation Committee Chairperson: $15,000
Compensation Committee member: $7,500
Nominating and Corporate Governance Committee Chairperson: $10,000
Nominating and Corporate Governance Committee member: $5,000
iv.Additional Retainer for Non-Executive Chairman of the Board: $45,000 to acknowledge the additional responsibilities and time commitment of the role.

II.Expenses

The Company will reimburse all reasonable out-of-pocket expenses incurred by Outside Directors in attending meetings of the Board of Directors or any Committee thereof.

III.Maximum Annual Compensation

The aggregate amount of compensation, including both equity compensation and cash compensation, paid to any Outside Director in a calendar year period shall not exceed (i) $1,000,000 in the first calendar year an individual becomes an Outside Director and (ii) $500,000 in any other year (or in each case, such other limits as may be set forth in Section 3(b) of the 2019 Plan or any similar provision of a successor plan). For this purpose, the “amount” of equity compensation paid in a calendar year shall be determined based on the grant date fair value thereof, as determined in accordance with ASC 718 or its successor provision, but excluding the impact of estimated forfeitures related to service-based vesting conditions.

Date Policy Approved: February 22, 2023
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